Exhibit 99.4
Unaudited Pro Forma Condensed and Combined Financial Information
The following unaudited pro forma condensed and combined financial statements have been prepared to give effect to the acquisition by Ebix, Inc. (“Ebix” or the “Company”) of E-Z Data, Inc. (“EZ Data”). These pro forma combined financial statements are derived from the historical consolidated financial statements of Ebix which are incorporated by reference into this document, Facts Services, Inc. (“Facts”) acquired in May 2009, Peak Performance Solutions, Inc. (“Peak”) acquired in October 2009, and the historical financial statements of EZ Data which is included with this current report as Exhibits 99.2, 99.3, 99.4. The pro forma condensed and combined statement of for the year ended December 31, 2008 include twelve months of operating results for EZ Data, Peak , and Facts. These historical financial statements have been adjusted as described in the notes to the unaudited pro forma combined financial statements.
The unaudited pro forma combined balance sheet has been prepared assuming the acquisition of EZ Data occurred on September 30, 2009. The unaudited pro forma combined statements of income have been prepared assuming the acquisition of EZ Data, Peak, and Facts occurred on January 1, 2008. In all cases the purchase method, which requires an allocation of the purchase price to assets acquired and liabilities assumed at their fair value, has been applied to the accounting for the acquisition of EZ Data. Basic and diluted earnings per share and weighted average shares outstanding have retroactively adjusted to reflect the 3-for-1 stock split that was effective on October 9, 2008.
The purchase price allocation for the acquisition of EZ Data reflected in the unaudited pro forma combined financial statements is preliminary and is subject to revision. The final purchase price allocation will be based on a formal third-party valuation of identifiable intangible assets, and an in-depth analysis of the value of other assets acquired and liabilities assumed. Actual results may differ from these unaudited pro forma combined financial statements once the valuation studies necessary to finalize the required purchase price allocation are completed. Therefore, the unaudited pro forma combined financial statements are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that would be reported had the acquisition of EZ Data been completed as of the dates presented. No effect has been given in these pro forma financial statements for future synergistic benefits that may be realized through the combination of the two companies including cross selling opportunities and cost reductions that may be realized by integrating their operations. The unaudited pro forma condensed and combined financial statements should not be considered representative of the Company’s future consolidated results of operation or financial position nor should the historical results operations be indicative of our future expected results of operations.

Ebix, Inc. and Subsidiaries
Unaudited Pro Forma Condensed and Combined Statements of Income
December 31, 2008
(In thousands, except per share data)

		Facts/Peak
		Combined	EZ-Data	Ebix/EZ-Data
	As Reported	Unaudited/	Unaudited/	Combined
	Ebix, Inc.	Adjusted	Adjusted	Pro Forma
Operating Revenue	$74,752	$10,240	$20,438	$105,430	(E)

Operating expenses:
Cost of services provided	14,161	342	5,209	19,712
Product development	8,962	66	3,335	12,363
Sales and marketing	4,344	485	1,608	6,437
General and administrative	14,715	6,837	9,325	30,877
Amortization and depreciation	3,306	1,059	1,819	6,184	(D)

Total operating expenses	45,488	8,789	21,296	75,573	(F)

Operating income	29,264	1,451	(858)	29,857
Interest income	475	5	—	480
Interest expense	(1,626)	—	(438)	(2,064)	(H) (O)
Foreign exchange gain (loss)	586	(23)	—	563

Income before income taxes	28,699	1,433	(1,296)	28,836
Income tax expense	(1,385)	(591)	(50)	(2,026)	(P) (Q)

Net income	$27,314	$842	$(1,346)	$26,810

Basic earnings per common share	$2.78			$2.59

Diluted earnings per common share	$2.28			$2.10

Basic weighted average shares outstanding	9,838			10,334	(J)

Diluted weighted average shares outstanding	12,260			12,756	(J)

Ebix, Inc. and Subsidiaries
Unaudited Pro Forma Condensed and Combined Statements of Income
September 30, 2009
(In thousands, except per share data)

		Facts/Peak
		Combined	EZ-Data	Ebix/EZ-Data
	As Reported	Unaudited/	Unaudited/	Combined
	Ebix, Inc.	Adjusted	Adjusted	Pro Forma
Operating Revenue	$66,381	$5,885	$14,860	$87,126

Operating expenses:
Cost of services provided	13,298	147	3,485	16,930
Product development	8,258	22	3,808	12,088
Sales and marketing	3,553	214	1,509	5,276
General and administrative	11,355	3,759	7,889	23,003
Amortization and depreciation	2,517	554	1,439	4,510	(D)

Total operating expenses	38,981	4,362	17,230	61,807

Operating income/(loss)	27,400	1,189	(3,270)	25,319
Interest income	147	—	—	147
Interest expense	(791)	—	(287)	(1,078)	(H) (O)
Debt forgiveness	—	—	—	—	(G)
Foreign exchange gain (loss)	894	—	—	894

Income before income taxes	27,650	1,189	(3,557)	25,282
Income tax (expense)/benefit	(925)	(471)	1,319	(77)	(P) (Q)

Net income	$26,725	$718	$(2,238)	$25,205

Basic earnings per common share	$2.63			$2.36

Diluted earnings per common share	$2.17			$1.94

Basic weighted average shares outstanding	10,177			10,673	(J)

Diluted weighted average shares outstanding	12,490			12,986	(J)

Ebix, Inc. and Subsidiaries
Consolidated Balance Sheets
as of September 30, 2009
(In thousands, except share amounts)
(Unaudited)

				Ebix/EZ-Data
				Combined &
	As Reported	EZ-Data	Peak	Adjusted
	Ebix, Inc.	Unaudited	Unaudited	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$30,857	$206	$187	$9,124	(A)
Short-term investments	1,369	—	—	1,369
Accounts receivable, net of allowance	18,660	2,211	1,129	18,660	(L)
Advanced deposits on pending business acquisitions	11,880	—	—	—	(A)
Other current assets	1,860	424	231	2,320	(C)

Total current assets	64,626	2,841	1,547	31,473

Property and equipment, net	5,142	1,295	422	6,859
Goodwill	104,339	—	—	153,335	(B)
Indefinite-lived intangibles	14,790	—	—	14,790
Other intangible assets, net	12,222	—	1,859	30,507	(B) (C)
Other assets	700	152	804	852	(C)

Total assets	$201,819	$4,288	$4,632	$237,816

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,184	$942	$4	$5,130
Accrued payroll and related benefits	2,408	—	553	2,961
Short term debt	23,850	—	—	23,850

Current portion of convertible debt, net of discount of $811 and $0, respectively	39,881	—	—	39,881
Current portion of long term debt and capital lease obligations	181	206	—	387
Deferred revenue	6,763	922	205	7,890
Advance payment on pending sale of intellectual property	—	3,800	—	—	(R)
Other current liabilities	321	—	—	321

Total current liabilities	77,588	5,870	762	80,420

Long term debt and capital lease obligation, less current portion	398	—	875	398	(H)
Other liabilities	2,204	—	27	10,551	(I) (N)
Deferred revenue	53	—	—	53
Deferred rent	702	—	—	702

Total liabilities	80,945	5,870	1,664	92,124

Commitments and Contingencies, Note 8

Stockholders’ equity:
Common stock, $.10 par value	1,049	4	—	1,099	(M) (K)
Additional paid-in capital	123,835	522	938	148,603	(M) (K)
Treasury	(76)	—	(168)	(76)	(K)
Accumulated deficit	(3,474)	(2,108)	2,198	(3,474)	(K)
Accumulated other comprehensive loss	(460)	—	—	(460)

Total stockholders’ equity	120,874	(1,582)	2,968	145,692

Total liabilities and stockholders’ equity	$201,819	$4,288	$4,632	$237,816

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Basis of Presentation
Effective October 1, 2009, Ebix, Inc. (“Ebix” or the “Company”) acquired E-Z Data, Inc. (“EZ Data”), a leading industry provider of on-demand CRM solutions for insurance companies, brokers, agents, investment dealers, and financial advisors, for $50.4 million, consisting of cash consideration in the amount of $25.4 million paid at closing and $25.0 million in shares of Ebix common stock valued at the average market closing price for the three most recent days prior to September 30, 2009. Ebix funded the cash portion of the purchase price for this business acquisition using the proceeds from the Company’s two convertible promissory notes that it issued in late August 2009.
The accompanying unaudited condensed financial statements present the pro forma results of operations and the financial position of Ebix and EZ Data on a combined basis and are based on the historical financial information of each company after giving effect to the acquisition. The unaudited pro forma combined balance sheet has been prepared assuming the acquisition of EZ Data occurred on September 30, 2009. The unaudited pro forma combined statements of income have been prepared assuming the acquisition of EZ Data occurred on January 1, 2008.
The unaudited pro forma condensed and combined financial statements are based on estimates and assumptions which are preliminary and have been made solely for the purposes of developing such pro forma information. The estimated pro forma adjustments arising from the merger are derived from the preliminary estimated fair value of assets acquired and liabilities assumed, and the related allocation of the purchase price consideration. The final determination of the purchase price allocation will be based on the established fair value of the assets acquired, including the fair value of the identifiable intangible assets, and liabilities assumed as of October 1, 2009. The excess of the purchase price over the fair value of net assets acquired is allocated to goodwill. The final determination of the purchase consideration, fair values, and resulting goodwill may differ significantly from what is reflected in these unaudited pro forma condensed and combined financial statements. A summary of the estimated purchase price allocation to the fair value of assets acquired and liabilities assumed is as follows (in thousands):

Purchase Price:
Cash consideration	$25,350
Common stock consideration	25,000

$50,350

Preliminary Allocation of Purchase Price as of September 30, 2009:
Tangible assets (net)	$(199)
Identifiable intangible assets	15,756
Goodwill	39,975

$50,350

The amount allocated to the intangible assets represents the Company’s preliminary estimate of the identifiable intangible assets acquired from EZ Data, which include customer relationships and developed technology. The recording of the identifiable intangible assets results in the establishment of a deferred tax liability of $5.9 million.
2. Pro Forma Adjustments — related to the acquisitions of EZ Data and Peak in October 2009, and Facts in May 2009
Pro forma adjustments reflect only those adjustments that are factually supportable and do not include the impact of contingencies that will not be known until the resolution of the contingency. The following are brief descriptions of each of the referenced pro forma adjustments included in these unaudited condensed and combined financial statements.
(A)	Reflects the impact of the combined cash consideration paid for the purchase of EZ Data ($25.4 million) and Peak ($8.0 million) for a total of $33.4 million

(B)	Includes the establishment of goodwill and other intangible assets in the amounts of $49.0 million and $18.3 million respectively in connection with the combined acquisitions of EZ Data and Peak. The preliminary estimated identifiable intangible assets and their related estimated useful lives are as follows:

Intangible		Percent of	Remaining
Assets (in thousands)	Fair Value	Purchase Price	Useful Life

Developed Technology	$2,866	4.79%	3-5 years
Customer Relationships	$15,418	25.76%	12-15 years
(C)	Includes the elimination of pre-existing tangible and intangible assets of Peak in the aggregate amount of $2.2 million which were recognized in connection with prior business acquisitions that Peak had completed

(D)	Includes assumed amortization expense of $1.7 million for the year ended December 31, 2008, and $1.2 million for the nine months ended September 30, 2009, respectively, in connection with the recognition of acquired amortizable intangible assets

(E)	Includes a reduction of operating revenue in the amount of $1.7 million for EZ Data for the year ended December 31, 2008 due to the unsustainable nature of certain components of its non-recurring revenue streams during 2008

(F)	Includes a reduction of operating expenses in the amount of $1.6 million that were associated with 2008 non-recurring revenue referenced in note (E)

(G)	Includes the elimination of a loss in the amount of $887 thousand pertaining to the forgiveness of an advance made to a related party to EZ Data. This was a unique transaction that precedes EZ Data’s acquisition by Ebix, and will not be repeated.

(H)	Reflects the removal of liability balances in the amount of $875 thousand and associated interest expense related to the bank debt and advances from shareholders from the income statements of the acquired businesses as these obligations were fully satisfied prior the acquisitions by Ebix. Accordingly interest expense was reduced by $346 thousand and $279 thousand respectively in the December 31, 2008 and September 30, 2009 pro forma income statements.

(I)	Includes a deferred tax liability in the amount of $5.9 million thousand for the book versus tax differences attributable to acquired intangible assets.

(J)	Increases the number of basic and diluted shares of common stock by 496,000 shares to give effect to the shares issued as purchase consideration in connection with the acquisition of EZ Data

(K)	Includes the elimination of the equity balances for EZ Data and Peak.

(L)	Includes the elimination $3.3 million of acquired accounts receivable from Peak and EZ Data, as the cash proceeds from such receivables will be retained by the sellers.

(M)	Includes additional equity resulting from the shares of common stock that were issued as purchase consideration for the acquisition of EZ Data

(N)	Includes a liability in the amount of $1.5 million with respect to potential future contingent consolidation to be paid in connection with the acquisition of Peak.

(O)	Adds imputed interest expense (at a rate of 1.75% per annum) in the amounts of $438 thousand for the year ended December 31, 2008, and $328 thousand for the nine months ended September 30, 2009, respectively, in connection with the proceeds of the $25 million of convertible debt financing issued in August 2009 which were used to the fund the cash portion of the EZ Data acquisition price.

(P)	Includes the tax effect of the pro forma adjustments which resulted in tax benefits in the amounts of $90 thousand and $19 thousand for the year ended December 31, 2008, and the nine months ending September 30, 2009, respectively

(Q)	Imputed federal and state income tax expense for E-Z Data (previously an S-Corp) using a marginal effective tax rate of 39.83%, resulting in $140 thousand of tax expense for the year ended December 31, 2008, and a $1.3 million tax benefit for the nine months ended September 30, 2009.

(R)	Reflects the elimination of a liability in the amount of $3.8 million which pertains to an advance payment for intellectual property made by Ebix Singapore PTE LTD to EZ Data prior to its acquisition by Ebix. The transaction was subsequently consummated on October 1, 2009.